May 17, 2016

To the Members of the Board of Directors of

EMRISE Corporation,

This letter shall serve as formal notice of my resignation, effective immediately, from my position as a member of the Board of Directors of EMRISE Corporation (the “Company”), and all other positions with the Company to which I have been assigned, regardless of whether I served in such capacity. The resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, polices or practices.

Sincerely,

/s/ Julie Abraham
Julie Abraham